Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Bond Allocation Target Shares: Series S
Portfolio  (BATSS)
BLACKROCK LONG DURATION BOND PORTFOLIO   (BR-LONG)
BlackRock Low Duration Bond Portfolio   (BR-LO)
BlackRock Bond Allocation Target Shares: Series C
Portfolio   (BATSC)
Bond Index Master Portfolio   (MIP_AGG)

The Offering
Key Characteristics (Complete ALL Fields)

Date of Offering Commencement:
12-11-2012

Security Type:
BND/CORP

Issuer
CC Holdings GS V LLC and Crown Castle GS
III Corporation (2017)

Selling Underwriter
Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Affiliated Underwriter(s)
[x] PNC
[ ] Other:

List of Underwriter(s)
Merrill Lynch, Pierce, Fenner & Smith
Incorporated, Barclays Capital Inc.,
J.P. Morgan Securities LLC, Morgan
Stanley & Co. LLC, Credit Agricole
Securities (USA) Inc., RBC Capital
Markets, LLC, RBS Securities Inc.,
SunTrust Robinson Humphrey, Inc., TD
Securities (USA) LLC, Citigroup Global
Markets Inc., Deutsche Bank Securities
Inc., Mitsubishi UFJ Securities (USA),
Inc., PNC Capital Markets LLC, SMBC
Nikko Capital Markets Limited

Transaction Details

Date of Purchase
12-11-2012

Purchase Price/Share
(per share / % of par)
$100.00

Total Commission, Spread or Profit
1.0%

1.	Aggregate Principal Amount Purchased (a+b)
25,000,000

a. US Registered Funds
(Appendix attached with individual Fund/Client purchase)
$2,300,000

b. Other BlackRock Clients
$22,700,000

2.	Aggregate Principal Amount of Offering
$500,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.05

Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[ ] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[x] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities [Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)

[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera                             Date: 12-13-2012
Global Syndicate Team Member


Approved by:
Yesenia Peluso                             Date: 12-20-2012
Senior Global Syndicate Team Member